EXHIBIT 3

Schedule A

Transactions during the past 60 days

(as amended, as of 2/27/25)

Transaction Date	Nature of Transaction	Quantity	Weighted Average Price Per Share*	Price Range
				Min	Max
2/6/2025	Purchase	42,511	$2.01	$1.97	$2.05
2/7/2025	Purchase	457,489	$2.03	$1.95	$2.10
2/7/2025	Purchase	500,000	$2.13	$2.04	$2.15
2/7/2025	Purchase	500,000	$2.20	$2.13	$2.28
2/7/2025	Purchase	500,000	$2.10	$2.08	$2.12
2/7/2025	Purchase	500,000	$2.09	$2.05	$2.11
2/7/2025	Purchase	500,000	$2.08	$2.04	$2.10
2/10/2025	Purchase	3,721	$1.91	$1.90	$1.94
2/10/2025	Purchase	427,853	$1.91	$1.89	$1.94
2/10/2025	Purchase	500,000	$1.95	$1.90	$2.06
2/11/2025	Purchase	231,403	$2.02	$2.00	$2.05
2/11/2025	Purchase	68,426	$1.89	$1.88	$1.91
2/11/2025	Purchase	251	$2.03	$2.03	$2.03
2/12/2025	Purchase	268,346	$2.02	$2.00	$2.06
2/13/2025	Purchase	500,000	$2.06	$2.00	$2.10
2/18/2025	Purchase	142,269	$2.14	$2.12	$2.15
2/18/2025	Purchase	15,000	$2.14	$2.12	$2.15
2/19/2025	Purchase	136,419	$2.14	$2.08	$2.15
2/20/2025	Purchase	4,640	$2.15	$2.15	$2.15
2/21/2025	Purchase	511,689	$2.59	$2.53	$2.60
2/21/2025	Purchase	5,306	$2.58	$2.55	$2.59
2/24/2025	Purchase	483,005	$2.61	$2.53	$2.65
2/24/2025	Purchase	1,100	$2.54	$2.54	$2.55
2/25/2025	Purchase	685,693	$2.55	$2.51	$2.65
2/25/2025	Purchase	300	$2.50	$2.50	$2.50
2/26/2025	Purchase	154,668	$2.61	$2.55	$2.65
2/26/2025	Purchase	246	$2.60	$2.59	$2.60
2/27/2025	Purchase	157,993	$2.57	$2.56	$2.60

*The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of shares purchased at each price within the ranges set forth in the table above.